UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment no.  )

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QuinStreet, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 24, 2018
To our stockholders:
We will hold our annual meeting of stockholders at Metro Tower, 950 Tower Lane, Suite 950, Foster City, California 94404 on Wednesday, October 24, 2018, at 10:00 a.m. local time. We are holding this meeting for the purpose of considering and voting on:
(1)
Election of one Board nominee to serve as a Class III director for a three-year term expiring on the date of the 2021 annual meeting of stockholders or until his respective successor has been duly elected and qualified;

(2)
Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019;

(3)
Approval by non-binding advisory vote of the fiscal year 2018 compensation awarded to our Named Executive Officers; and

(4)
The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on August 31, 2018 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.
We have elected to provide access to our proxy materials over the Internet under the SEC’s “Notice and Access” rules, which will reduce the impact of printing and mailing these materials on the environment. Stockholders will not receive printed proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 14, 2018 to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report on the Internet. Whether or not you expect to attend, we urge you to vote via the Internet in accordance with the instructions in the Notice you received in the mail and in this proxy statement. The Notice will contain instructions on how you may request printed proxy materials, including a proxy card (or voting instruction form, as applicable).
If you have received printed proxy materials, we urge you to sign, date, and promptly return the accompanying proxy card (or voting instruction form, as applicable) in the prepaid postage, pre-addressed envelope or vote via telephone or the Internet in accordance with the instructions on the proxy card (or voting instruction form, as applicable). If you attend the meeting, you may vote your shares in person as described in the proxy statement, which will revoke any prior vote.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 24, 2018: This Proxy Statement and the 2018 Annual Report to Stockholders are available on the following website: http://investor.quinstreet.com/annual-meeting.
By order of the Board of Directors,

/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer
September 14, 2018
Foster City, California

i

ii

950 Tower Lane, Suite 600, Foster City, California 94404
PROXY STATEMENT
This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2018 annual meeting of our stockholders to be held on Wednesday, October 24, 2018, beginning at 10:00 a.m., local time, at Metro Tower, 950 Tower Lane, Suite 950, Foster City, California 94404, and at any postponements or adjournments thereof. This proxy is solicited by our Board.
In accordance with the SEC’s “Notice and Access” rules, we may provide proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 14, 2018 to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report, and vote electronically via the Internet. The Notice will also contain instructions on how to receive a printed copy of your proxy materials, including a proxy card (or voting instruction form, as applicable). Stockholders who do not receive the Notice will receive a copy of the proxy materials by mail or electronic mail.
References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.
ABOUT THE MEETING
Purpose of the 2018 Annual Meeting of Stockholders
The purpose of the 2018 annual meeting of stockholders is:
(1)
To elect one Board nominee to serve as a Class III director for a three-year term expiring on the date of the 2021 annual meeting of stockholders or until his respective successor has been duly elected and qualified;

(2)
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019;

(3)
To approve by non-binding advisory vote the fiscal year 2018 compensation awarded to our Named Executive Officers; and

(4)
To transact any other business that properly comes before the meeting.

Quorum
A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as the inspector of elections for the meeting.
The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The inspector of elections will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote
Holders of record of our common stock at the close of business on August 31, 2018 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 49,062,817 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.
How to Vote
You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy”.
If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:
By Internet.   You may submit your proxy by following the “Internet” instructions on the Notice. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on October 23, 2018.
In Writing.   If you have requested printed proxy materials, you may complete and sign the proxy card contained in your proxy materials and mail it in the accompanying prepaid postage, pre-addressed envelope. If we receive your proxy card prior to the annual meeting of stockholders, we will vote your shares according to your instructions. If you sign but do not provide instructions in your proxy card, we will vote your shares as recommended by the Board of Directors. Your proxy card will also contain instructions on how to vote by telephone or Internet and the applicable deadlines.
If your shares are held in the name of a broker, bank, trustee or other nominee, you will receive instructions from such broker, bank, trustee or nominee that you must follow in order for your shares to be voted by proxy. You may also vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving the right to vote your shares.
How Proxies Work
Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting on any of the proposals. With respect to the nominee proposed to be elected to the Board at the meeting, you may vote for all, some, or none of them. However, if you submit your proxy but do not provide instructions, we will vote your shares as recommended by the Board of Directors.
Proposals You Are Asked To Vote On and the Board’s Voting Recommendation
If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and we will vote your shares:
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“FOR” the election of Douglas Valenti to serve as a Class III director for a three-year term expiring on the date of the 2021 annual meeting of stockholders or until his respective successor has been duly elected and qualified (see “Proposal 1 — Election of Class III Director”);

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“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019 (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and

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“FOR” the approval of fiscal year 2018 compensation awarded to our Named Executive Officers (see “Proposal 3 — Approval of Fiscal Year 2018 Compensation Awarded to Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement was made available to stockholders, we knew of no other matters to be acted on at the meeting.
Vote Necessary to Approve Proposals
Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominee who receives the most votes will be elected. The Class III director nominee with the most votes will be elected as a Class III director to serve a term ending at our 2021 annual meeting of stockholders. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders for the 2018 annual meeting of stockholders.
Approval of the ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2018 compensation of our Named Executive Officers each require the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.
If you hold your shares through a broker and do not provide your broker with specific voting instructions, your shares may constitute broker non-votes. Under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:
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Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of a director and the advisory vote on executive compensation because those matters are treated as non-routine under NYSE rules.

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Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, bank, trustee or other nominee, your broker, bank, trustee or other nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted. “Broker non-votes” occur on a matter when a broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.
Revoking Your Proxy
You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above under “— How to Vote”; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing at the address set forth below under “Board of Directors — Contacting the Board and Further Information on Corporate Governance” prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting.
Vote Confidentiality
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that is designed to protect your voting privacy. Your vote will not be disclosed either within

QuinStreet or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Proxy Solicitation Costs
The Company will bear the costs of soliciting proxies.

PROPOSAL 1:

ELECTION OF CLASS III DIRECTOR
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the election of the nominee for election as a Class III director described below, which proposal is designated as Proposal 1.
Our Certificate of Incorporation currently provides for a classified Board of Directors. Our Board has nominated Douglas Valenti for election as a Class III director at the 2018 annual meeting of stockholders. We did not receive any nominations from stockholders. The person elected as a Class III director at the 2018 annual meeting of stockholders will serve a three-year term expiring on the date of the 2021 annual meeting of stockholders or until his respective successor has been duly elected and qualified.
Unless authority to vote for the nominee is withheld, the shares represented by your properly completed proxy will be voted FOR the election of Douglas Valenti as a Class III director. In the event that Douglas Valenti becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that our nominee will be unable or unwilling to serve as a director.
Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominee who receives the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.
Our nominee is the founder of the Company and remains the largest individual stockholder. Our nominee has been chosen to stand for election in part because of his ability to understand QuinStreet’s challenges, evaluate alternative strategies, and implement such strategies. The nominee has a long record of professional integrity, a strong work ethic and a willingness to spend the time and effort needed to maintain a collegial Board environment. Specific experience, qualifications, attributes, and skills of the nominee are described in the nominee’s biography below.
Nominee for Election as a Class III Director (Term Expiring on the Date of the 2021 Annual Meeting of Stockholders, if Elected)
Douglas Valenti	Director since July 1999
Continuing Class I Directors (Terms Expiring on the Date of the 2019 Annual Meeting of Stockholders)
Matthew Glickman	Director since April 2017
Stuart M. Huizinga	Director since April 2015
David Pauldine	Director since October 2014
Andrew Sheehan	Director since February 2017
James Simons	Director since July 1999
Continuing Class II Directors (Terms Expiring on the Date of the 2020 Annual Meeting of Stockholders)
Robin Josephs	Director since May 2013
Gregory Sands	Director since July 1999

Directors, Executive Officers, and Officers
The names of our directors, executive officers, officers and their ages, positions, and biographies as of the date of this proxy statement are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.
Name	Age	Position with QuinStreet
Douglas Valenti	58	Chief Executive Officer, Chairman, and Nominee for Director
Matthew Glickman	52	Director
Stuart M. Huizinga	56	Director
Robin Josephs	58	Director
David Pauldine	61	Director
Gregory Sands	52	Director
Marjorie T. Sennett	58	Director
Andrew Sheehan	60	Director
James Simons	55	Director
Nina Bhanap	45	Chief Technology Officer and President, Product and Technology
Martin J. Collins	54	General Counsel, Chief Compliance Officer, and Senior Vice President
Brett Moses	41	Senior Vice President
Andreja Stevanovic	41	Senior Vice President
Tim Stevens	51	Senior Vice President
Gregory Wong	45	Chief Financial Officer and Senior Vice President
Directors
Douglas Valenti
Mr. Valenti has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; as a strategy consultant at McKinsey & Company for three years; in various management roles at Procter & Gamble for three years; and as a decorated nuclear submarine officer and qualified submarine warfare specialist (gold dolphins) for the U.S. Navy for five years. Mr. Valenti is a graduate of the Georgia Institute of Technology with a Bachelor’s degree in Industrial Engineering, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior; the U.S. Navy postgraduate nuclear engineering program; and the Stanford University Graduate School of Business with an M.B.A., where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s industry, competition, operations, and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.
Matthew Glickman
Mr. Glickman has served as a member of our Board of Directors since April 2017. Mr. Glickman is currently a Lecturer in Management at Stanford Graduate School of Business and also advises technology executives and entrepreneurs. Mr. Glickman was previously the chairman of NovoEd, an online technology firm that was incubated and spun out of Stanford University, and the executive chairman of Guardian Analytics, a technology firm that provides behavior-based fraud prevention solutions for financial institutions. Mr. Glickman was also previously a co-founder and chief executive officer of enterprise software company Merced Systems and of BabyCenter, Inc., a consumer website for new and expectant parents. Mr. Glickman also served as the founding chief financial officer of Teach for America, Inc. Mr. Glickman holds a B.A. in French and Economics from Amherst College, an M.A. in Educational

Policy & Analysis from the Stanford School of Education, and an M.B.A. from the Stanford Graduate School of Business. Mr. Glickman’s executive experience and in-depth knowledge of the technology industry are important to the Board’s oversight of our business and operations, strategy and risk management.
Stuart M. Huizinga
Mr. Huizinga has served as a member of our Board of Directors since April 2015. Mr. Huizinga served as the chief financial officer of Sun Basket, Inc. in 2017. Prior to that, from 2000 to 2016, Mr. Huizinga served as senior vice president and chief financial officer at eHealth, Inc. (NASDAQ: EHTH). From 1984 to 2000, Mr. Huizinga served at various positions including partner at Arthur Andersen LLP in the firm’s audit business unit, where he also served as a worldwide expert within the firm’s technology practice, primarily in the software and Internet sectors. He is a Certified Public Accountant (inactive) in the State of California. Mr. Huizinga holds a B.S. in Business Administration from San Jose State University. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting. With over sixteen years of executive leadership experience at another publicly-held Internet company, Mr. Huizinga brings deep knowledge of the online marketing and e-commerce industry which is valuable to the Board’s oversight of our business, strategy, and operations.
Robin Josephs
Ms. Josephs has served as a member of our Board of Directors since May 2013. Ms. Josephs was a managing director of Starwood Capital Group, L.P., a private equity firm specializing in real estate investments from 2005 to 2007. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co., serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Financial (NYSE: STAR), where she is the lead director and serves as a member of the compensation committee and chair of the nominating and governance committee; as a member of the board of directors of MFA Financial (NYSE: MFA), where she serves as a member of the audit committee and the chair of the compensation committee; as a member of the board of directors of Safety, Income and Growth (NYSE: SAFE); and as a member of the board of directors of Starwood Real Estate Income Trust, where she serves as a member of the audit committee. She previously served on the board of directors of Plum Creek Timber Company (NYSE: PCL) until February 2016. She is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University. Ms. Josephs has significant experience in finance and investing and experience as a director, each of which bring valuable insight to the Board regarding the Board’s oversight of our business and operations, financial reporting, risk management and corporate finance matters.
John G. McDonald
Professor McDonald passed away on January 26, 2018, at age 80. Professor McDonald served as a member of our Board of Directors from September 2004 until his death. The Board is grateful for Professor McDonald’s longstanding service on the Board and insightful guidance on matters of business, investing and leadership. Professor McDonald was the Stanford Investors Professor in the Stanford Graduate School of Business, where he was a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald previously served on the boards of directors of iStar Financial, Inc. (NYSE: STAR) until January 2017, Plum Creek Timber Company (NYSE: PCL) until February 2016, Scholastic Corporation (NASDAQ: SCHL) until December 2014, and 13 mutual funds managed by Capital Research and Management Company until December 2012. He also served on the board of directors of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He held a B.A. in Engineering and an M.B.A. and a Ph.D. from Stanford University. He was a retired officer in the U.S. Army and was a Fulbright Scholar. Professor McDonald’s deep knowledge of finance and investing and his experience as a director brought valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

David Pauldine
Mr. Pauldine has served as a member of our Board of Directors since October 2014. Mr. Pauldine spent 35 years in private-sector higher education. Mr. Pauldine was the president of DeVry University from July 2006 to June 2014 and executive vice president of DeVry Education Group Inc., now Adtalem Global Education, Inc. (NYSE: ATGE), from October 2005 to June 2014. Prior to that, from 1989 to 2005, Mr. Pauldine served at Education Management Corporation, where his last position was executive vice president and president of The Art Institutes system of schools. From 1979 to 1989, Mr. Pauldine held various operational and management positions at DeVry. Mr. Pauldine serves on the board of Sarasota University. Mr. Pauldine also provides services for Pauldine Enterprises, LLC as a professional speaker and consultant. He previously served as a member of the board of The Association of Private Sector Colleges and Universities, now Career Education Colleges and Universities, from 2007 to 2013, including as vice chair from 2011 to 2012 and as board chair from June 2012 to June 2013. He also served as a board member for the American Red Cross, the Greater Fort Lauderdale Chamber of Commerce, Communities in Schools, and ASPIRA. He holds a B.A. in Communication Arts from The University of Dayton and an M.A. in Leadership from McGregor School, Antioch University. Mr. Pauldine’s many years as a chief executive in the for-profit education industry bring a deep understanding of the needs and challenges of the Company’s education clients.
Gregory Sands
Mr. Sands has served as a member of our Board of Directors since July 1999. Mr. Sands is the founder and, since January 2012, has served as a managing partner of Costanoa Ventures, an early-stage venture capital firm. From September 1998 through December 2011, Mr. Sands served as a managing director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of directors of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy, and risk management.
Marjorie T. Sennett
Ms. Sennett has served as a member of our Board of Directors since August 2014. Ms. Sennett has served on the board of directors of the diaTribe Foundation since December 2017. Previously, she was a managing director from 2004 to 2009, senior research analyst from 2002 to 2003, and consultant in 2001 at Farallon Capital Management, LLC. Prior to that, from 1999 to 2000, Ms. Sennett served as senior vice president and chief financial officer of eGROUPS, Inc., where she co-led the sale of the company to Yahoo! Inc., now Altaba Inc. (NASDAQ: AABA). From 1989 to 1998, she served as senior vice president and chief financial officer of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), where she led the company’s initial public offering in 1992, as well as multiple follow-on public offerings. From 1982 to 1986, Ms. Sennett was an associate and assistant treasurer at Bankers Trust Company in the corporate finance and commercial lending departments. She holds a B.A. in Biology and English from Vanderbilt University and an M.B.A. from the Stanford Graduate School of Business. Ms. Sennett has broad general management, finance and investment experience in entrepreneurial and Internet companies, including in regulated industries. She also possesses extensive knowledge of corporate finance and financial reporting. Her experience is important to the Board’s oversight of new initiatives, corporate finance, risk management, and financial reporting.
Andrew Sheehan
Mr. Sheehan has served as a member of our Board of Directors since February 2017. Since 2007, Mr. Sheehan has served as a managing director of Sutter Hill Ventures, a venture capital firm, and, since 2014, has served as a managing director of Tippet Venture Partners, L.P., a venture capital firm. Mr. Sheehan has served on the board of directors of Yext, Inc. (NYSE: YEXT), a publicly held technology company, since May 2008. Mr. Sheehan also serves on the board of directors of a number of privately-held companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and an M.B.A. from the University of Pennsylvania Wharton School. Mr. Sheehan’s leadership experience, expertise as an investor and in-depth knowledge regarding the technology industry which is valuable to the Board’s oversight of our business, strategy, and operations.
James Simons
Mr. Simons has served as a member of our Board of Directors since July 1999. Mr. Simons is a managing director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as general partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of directors of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience, and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.
Executive Officers and Officers
Nina Bhanap
Ms. Bhanap has served as our Chief Technology Officer since July 2009 and our President, Product and Technology, since July 2015. She previously served as our Senior Vice President of Engineering from November 2006 to July 2009, as our Vice President of Product Development from January 2004 to November 2006, as our Senior Director from January 2003 to January 2004 and as our Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as head of fixed income sales technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. She holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.
Martin J. Collins
Mr. Collins has served as our General Counsel, Senior Vice President, and Chief Compliance Officer since April 2014 and head of Corporate Development since October 2014. Prior to joining us, Mr. Collins served as vice president of corporate development at Bloom Energy from March 2010 to March 2014. From November 2006 to March 2010, Mr. Collins served as general counsel, senior vice president, chief compliance officer, and head of internal audit at Novellus Systems, Inc. (NASDAQ: NVLS), which was acquired in 2011 by Lam Research Corporation (NASDAQ: LRCX). Before Novellus, Mr. Collins served as associate general counsel and vice president at Oracle Corporation (NYSE: ORCL) from August 2005 to September 2006. At Oracle, Mr. Collins was head of the corporate and securities group. Prior to joining Oracle, Mr. Collins was a corporate partner at Mayer Brown LLP, a global law firm, where he worked from 1991 until 2005. He holds a B.A. in Political Economy from Williams College and a J.D. from the Georgetown University Law Center.
Brett Moses
Mr. Moses has served as our Senior Vice President since July 2015 and Category Head of Financial Services since October 2016. Mr. Moses previously served as our Senior Vice President of Insurance from July 2015 to October 2016, Vice President of Insurance from January 2015 to July 2015, and Senior Director of Insurance from February 2014 to December 2014. Prior to joining us, Mr. Moses served as Vice President of Business Development at Total Attorneys from October 2011 to February 2014, President of Moss Affiliate Marketing from September 2010 to October 2011, and Director and Vice President of Business Development at NetQuote, Inc. from January 2007 to September 2010. Mr. Moses holds a B.A. from the University of Oklahoma.

Andreja Stevanovic
Mr. Stevanovic has served as our Senior Vice President and Category Head of Financial Services since July 2015. Mr. Stevanovic previously served as our Vice President and Category Head of Insurance from July 2014 to June 2015, as our Senior Director of Insurance from December 2012 to June 2014, as our Director of Insurance from July 2011 to December 2012, as our Senior Manager of Mortgage from July 2009 to June 2011, and as our Manager of Mortgage from May 2008 to June 2009. From 2002 to 2008 Mr. Stevanovic served as Managing Engineer at IFT, Inc. Mr. Stevanovic holds a B.S. and a M.S. in Mechanical Engineering from the University of California, Berkeley. Mr. Stevanovic is a national champion in rowing for the University of California, Berkeley, and served as a team captain his senior year. Mr. Stevanovic sits on the board of directors of Friends of California Crew since 2001. He served as a president of the same organization from 2006 to 2009.
Tim Stevens
Mr. Stevens has served as our Senior Vice President since December 2016. Mr. Stevens previously served as our Senior Vice President from December 2008 to January 2012. From February 2012 to December 2016, Mr. Stevens served as vice president of business development and corporate development at Cloudera, Inc. From 2007 to 2008, Mr. Stevens served as president and chief executive officer of vSide. From 2003 to 2006, Mr. Stevens served as senior vice president of business services at Borland Software Corporation (NASDAQ: BORL). From 1997 to 2003, Mr. Stevens worked at Inktomi Corporation, a network infrastructure software provider, in a variety of legal and business roles, including general counsel, general manager and senior vice president of business development. From 1991 to 1997, Mr. Stevens was a corporate attorney at Wilson Sonsini Goodrich & Rosati P.C. He holds a B.S. in Finance and Management from the University of Oregon and a J.D. from the University of California, Davis School of Law.
Gregory Wong
Mr. Wong has served as our Chief Financial Officer and Senior Vice President since September 2013, and as Vice President of Finance from June 2012 to September 2013. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as director of finance at Lexar Media, a flash memory manufacturer and subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and privately-held technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

BOARD OF DIRECTORS
The Board of Directors held five meetings during fiscal year 2018. All directors attended 75% or more of the total number of meetings of the Board and the committees on which they served in fiscal year 2018. As a matter of policy, directors are encouraged, but not required, to attend our annual meeting of stockholders. No directors attended our 2017 annual meeting of stockholders; no stockholders attended in person.
Compensation of Board of Directors
Our non-employee director compensation policy, as amended by our Compensation Committee in April 2016, provides that each non-employee director will receive the following compensation for Board services:
•
$40,000 per year for service as a Board member;

•
$15,000 per year for service as a chairperson of the Audit Committee or Compensation Committee and $8,000 per year for service as a chairperson of the Nominating and Corporate Governance Committee;

•
$2,000 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•
$2,000 for each in-person, and $1,500 for each telephonic, Audit Committee and Compensation Committee meeting; and

•
$1,500 for each in-person, and $1,000 for each telephonic, Nominating and Corporate Governance Committee meeting.

In addition, our non-employee director compensation policy provides that non-employee directors will be granted an option to purchase 50,000 shares of our common stock and 15,000 restricted stock units (“RSUs”) under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our Board of Directors. The initial option grant vests monthly over a period of four years and the initial RSU grant vests daily over a period of four years.
Our non-employee director compensation policy also provides that on the date of each annual meeting of stockholders, each non-employee director will receive a grant of RSUs equal to a grant date cash value of  $100,000 under the Non-Employee Directors’ Stock Award Plan. The annual RSU grant vests daily over a period of one year. Non-employee directors may elect to defer the settlement of their vested RSUs until a change in control or the director’s departure from the Board.
We reimburse our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending our Board and Committee meetings.
Our non-employee directors may elect to receive stock options in lieu of the cash compensation that would otherwise be payable to them for their service on our Board of Directors and its Committees. Under this policy, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash compensation they would otherwise earn during such fiscal year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the quarter. The number of shares subject to each option is determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share).

Fiscal Year 2018 Compensation of Non-Employee Directors.   The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2018.
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Matthew Glickman	58,500	99,994	0	158,494
Stuart M. Huizinga	76,500	99,994	0	176,494
Robin Josephs	83,000	99,994	0	182,994
John G. McDonald(5)	52,017	99,994	0	152,011
David Pauldine	55,000	99,994	0	154,994
Gregory Sands(6)	67,500	99,994	0	167,494
Marjorie T. Sennett	53,000	99,994	0	152,994
Andrew Sheehan	53,500	99,994	0	153,494
James Simons	58,000	99,994	0	157,994

(1)
We pay our non-employee directors their cash compensation quarterly in arrears, and, accordingly, the amounts in this column reflect fees earned in cash for fiscal year 2018. See also footnote 5 to this table below.

(2)
The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2018, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2018, filed with the SEC on September 12, 2018.

(3)
As of the end of fiscal year 2018, Mr. Glickman held an aggregate of 15,657 unvested RSUs; Mr. Huizinga held an aggregate of 8,111 unvested RSUs; Ms. Josephs held an aggregate of 5,061 unvested RSUs; Mr. Pauldine held an aggregate of 6,427 unvested RSUs; Mr. Sands held an aggregate of 5,061 unvested RSUs; Ms. Sennett held an aggregate of 5,441 unvested RSUs; Mr. Sheehan held an aggregate of 14,784 unvested RSUs; and Mr. Simons held an aggregate of 5,061 unvested RSUs. For calendar year 2017, Mr. Huizinga and Professor McDonald elected to defer the settlement of their vested RSUs. For calendar year 2018, Mr. Glickman, Mr. Huizinga and Professor McDonald elected to defer the settlement of their vested RSUs. As of June 30, 2018, Mr. Glickman held an aggregate of 3,750 deferred RSUs and Mr. Huizinga held an aggregate of 41,283 deferred RSUs.

(4)
As of the end of fiscal year 2018, Mr. Glickman held an aggregate of 50,000 options; Mr. Huizinga held an aggregate of 75,000 options; Ms. Josephs held an aggregate of 125,000 options; Mr. Pauldine held an aggregate of 100,000 options; Mr. Sands held an aggregate of 208,956 options; Ms. Sennett held an aggregate of 100,000 options; Mr. Sheehan held an aggregate of 50,000 options; and Mr. Simons held an aggregate of 145,000 options, in each case including both vested and unvested options.

(5)
Professor McDonald passed away on January 26, 2018.

(6)
Mr. Sands elected to receive options in lieu of fees earned in cash for fiscal year 2018. The amount of the cash fee that would have been payable absent his election to receive the fee in options is included in the column entitled “Fees Earned or Paid in Cash.”

The following table sets forth information regarding the individual options and stock awards granted during fiscal year 2018 to our non-employee directors, including the exercise price of the options (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts in the “Director Compensation” table above:
Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underlying Options Awards (#)(1)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(2)	Grant Date Fair Value of Equity Awards ($)(2)
Matthew Glickman	October 25, 2017	13,888	0	0	7.20	99,994
Stuart M. Huizinga	October 25, 2017	13,888	0	0	7.20	99,994
Robin Josephs	October 25, 2017	13,888	0	0	7.20	99,994
John G. McDonald(3)	October 25, 2017	13,888	0	0	7.20	99,994
David Pauldine	October 25, 2017	13,888	0	0	7.20	99,994
Gregory Sands	September 13, 2017	0	8,302	5.72	2.23	18,497
	October 25, 2017	13,888	0	0	7.20	99,994
	November 10, 2017	0	4,759	8.85	3.47	16,497
	February 8, 2018	0	3,345	11.86	4.93	16,494
	May 15, 2018	0	3,078	12.40	5.36	16,498
Marjorie T. Sennett	October 25, 2017	13,888	0	0	7.20	99,994
Andrew Sheehan	October 25, 2017	13,888	0	0	7.20	99,994
James Simons	October 25, 2017	13,888	0	0	7.20	99,994

(1)
Mr. Sands elected to receive options in lieu of cash for fiscal year 2018. The grants to Mr. Sands made on September 13, 2017, November 10, 2017, February 8, 2018 and May 15, 2018 represent grants of options in lieu of cash.

(2)
See note (2) in the “Director Compensation” table above.

(3)
Professor McDonald passed away on January 26, 2018.

Committees of the Board of Directors
Our Board of Directors has standing, independent Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of September 1, 2018.
Name	Audit Committee	Compensation Committee	Governance Committee
Matthew Glickman	Member	—	—
Stuart M. Huizinga	Chair	—	—
Robin Josephs	Member	Chair	—
David Pauldine	—	Member	—
Gregory Sands	—	Member	Co-chair
Marjorie T. Sennett	—	—	—
Andrew Sheehan	—	—	Member
James Simons	—	—	Co-chair

Audit Committee.   Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (“Exchange Act”), met nine times during fiscal year 2018. The Chair of our Audit Committee is Mr. Huizinga. The functions of this Committee include, among other things:
•
reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•
evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•
providing oversight with respect to related person transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•
reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of conduct and ethics and our compliance with legal and regulatory requirements; and

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.
Nominating and Corporate Governance Committee (“Governance Committee”).   Our Governance Committee met four times during fiscal year 2018. Our Governance Committee is currently co-chaired by Messrs. Sands and Simons. The functions of this Committee include, among other things:
•
reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas for improvement;

•
interviewing, evaluating, nominating, and recommending individuals for membership on our Board of Directors;

•
evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•
reviewing with our Chief Executive Officer plans for succession to the office of Chief Executive Officer or any other executive officer, as it sees fit; and

•
reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in July 2018 to, among other things, recommend the director nominee for nomination to our Board at our 2018 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee.   Our Compensation Committee met six times during fiscal year 2018. The Chair of our Compensation Committee is Robin Josephs, who succeeded Professor McDonald as Chair after Professor McDonald passed away in January 2018. The functions of this Committee include, among other things:
•
determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
reviewing and approving the compensation of our directors;

•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•
establishing policies with respect to equity compensation arrangements;

•
reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;

•
assessing risks arising from our compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect; and

•
selecting, retaining, overseeing, and terminating any compensation consultant or other compensation advisor.

The Compensation Committee may form, and delegate authority to, subcommittees as appropriate. A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.
Compensation Advisor.   Compensia, Inc. (“Compensia”), an executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company. No member of the Compensation Committee or of management has any affiliation with Compensia, and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the NASDAQ Stock Market. The Compensation Committee has engaged Compensia and has access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.
Management Input to the Compensation Committee.   The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. Our Chief Executive Officer and General Counsel work with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Compensation Committee in advance of its meetings. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments assist in completing these projects. Generally, our Chief Executive Officer and General Counsel attend Compensation Committee meetings.
Compensation Committee Meetings.   For more information on the process for determining executive compensation, see the section titled “Compensation Discussion and Analysis” in this proxy statement.
Compensation Committee Interlocks and Insider Participation.   Professor McDonald, who passed away in January 2018, Ms. Josephs, Mr. Pauldine, and Mr. Sands served on the Compensation Committee during fiscal year 2018. None of them has been an officer or employee of QuinStreet. Moreover, none of our executive officers has served on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or Compensation Committee.

Corporate Governance
Code of Conduct and Ethics.   Our Code of Conduct and Ethics applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), employees, contractors, consultants, and others who may be temporarily assigned to work for the Company. We will post future amendments to our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on the Company’s website at www.quinstreet.com.
Board Leadership Structure.   The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chair (or acting Chair) leading each Board Committee. Currently, the Chairman of the Board, Mr. Valenti, also serves as our Chief Executive Officer. The Board believes in retaining the flexibility to allocate the responsibilities of the offices of Chairman and Chief Executive Officer in accordance with the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not place restrictions on who may serve as Chairman.
The Board does not have a lead independent director. The Board believes that its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that all of the Board Committees are comprised solely of, and chaired by, independent directors. The Chair of each Committee works with our Chief Executive Officer to determine Board and Committee agenda topics. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because Mr. Valenti is an effective Chairman and is able to provide the best link between the Board and management.
In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti are independent, as determined in accordance with NASDAQ listing standards.
Board’s Role in Risk Oversight.   Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.
The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee, and Governance Committee’s areas of responsibilities discussed under “— Audit Committee”, “— Compensation Committee” and “— Nominating and Corporate Governance Committee (“Governance Committee”)” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive sessions with these outside auditors and consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting.
Information on Compensation Risk Assessment.   Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) determines bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent. Any subsequent awards are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to preclude undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2018 by Compensia. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors
The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the NASDAQ Stock Market. The Audit, Compensation, and Governance Committees of the Board of Directors consist entirely of independent directors.
Audit Committee Financial Qualifications
Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements of the SEC and NASDAQ listing standards. In addition, the Board of Directors has designated Mr. Huizinga as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.
Director Nominations
General Criteria and Process.   Our Governance Committee has the responsibility of identifying, reviewing, and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The minimum qualifications a candidate should possess include being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate, including prior experience on public company boards and committees. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board, the ability of the candidate to devote sufficient time to the affairs of the Company, the candidate’s demonstrated excellence in his or her field, the candidate’s ability to exercise sound business judgment, and the candidate’s commitment to rigorously represent the long-term interests of the Company’s stockholders. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation of candidates.
In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members, although the Company does not have a policy prescribing specific standards for diversity.
Stockholder Nominations and Bylaw Procedures.   The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with the Company’s policy on stockholder recommendations of director nominees. The Governance Committee does not alter the manner in which it evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.
Our Bylaws and our policy on stockholder recommendations of director nominees establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. Any stockholder recommendations for consideration by the Governance Committee should set forth all information that is required to be disclosed by Section 5(b)(i) of our Bylaws and all information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a beneficial or record owner of our stock, and a written consent of the candidate to serve on the Board of Directors if elected. In addition, such stockholder recommendations should set forth any other information required to be provided by our policy on stockholder recommendations of director nominees and applicable securities laws and regulations. We may require any such proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. A copy of the policy on stockholder recommendations of director nominees can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.
To nominate a person for election to the Board of Directors at our 2019 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between June 26, 2019 and July 26, 2019. However, if our 2019 annual meeting is advanced or delayed by more than 30 days from October 24, 2019 (the anniversary of the prior year’s annual meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to our 2019 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.
Contacting the Board and Further Information on Corporate Governance
Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.
Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.
Our Code of Conduct and Ethics, stockholder nominations policy, and committee charters are accessible by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. Stockholders may also request printed copies of such documents without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominee, our Named Executive Officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2018. As of August 31, 2018, there were 49,062,817 shares of common stock outstanding. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.
	Common Stock
Name	Shares Beneficially Owned	% of Class
Directors:
Matthew Glickman(1)	18,750	*
Stuart M. Huizinga(2)	82,500	*
Robin Josephs(3)	203,783	*
David Pauldine(4)	163,991	*
Gregory Sands(5)	655,090	1.3%
Marjorie T. Sennett(6)	168,783	*
Andrew Sheehan(7)	140,406	*
James Simons(8)	230,124	*
Named Executive Officers:
Douglas Valenti(9)	4,162,176	8.5%
Gregory Wong(10)	276,251	*
Nina Bhanap(11)	112,640	*
Brett Moses(12)	43,884	*
Andreja Stevanovic(13)	27,812	*
Executive Officers and Directors, as a group (13 persons)(14)	6,286,190	12.5%
Other 5% Stockholders:
BlackRock, Inc.(15), 55 East 52nd Street, New York, NY 10055	5,589,581	11.4%
Private Capital Management, LLC(16), 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108	5,118,431	10.4%

*
Represents 1% or less of our outstanding common stock.

(1)
Consists of stock options exercisable for 18,750 shares of our common stock within 60 days of August 31, 2018.

(2)
Includes stock options exercisable for 68,750 shares of our common stock within 60 days of August 31, 2018.

(3)
Includes stock options exercisable for 125,000 shares of our common stock within 60 days of August 31, 2018.

(4)
Includes 65,033 shares held in a trust of which Mr. Pauldine is a trustee. Also includes stock options exercisable for 98,958 shares of our common stock within 60 days of August 31, 2018.

(5)
Includes 221,011 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes stock options exercisable for 133,096 shares of our common stock within 60 days of August 31, 2018.

(6)
Includes stock options exercisable for 100,000 shares of our common stock within 60 days of August 31, 2018.

(7)
Includes 115,623 shares held by a limited partnership Tippet Venture Partners, L.P. of which Mr. Sheehan is the managing director of its general partner and 200 shares held by a trust of which Mr. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 20,833 shares of our common stock within 60 days of August 31, 2018.

(8)
Includes 47,457 shares held by SPVC V, LLC and 1,894 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James Simons) who require a two-thirds vote to act. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 145,000 shares of our common stock within 60 days of August 31, 2018 and 932 shares of common stock, which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these securities for the sole benefit of SPVC V, LLC.

(9)
Includes 3,979,218 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees and 6,903 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Also includes stock options exercisable for 176,055 shares of our common stock within 60 days of August 31, 2018. The amount of shares beneficially owned by Mr. Valenti decreased as of August 31, 2018 as compared to August 31, 2017 primarily due to distributions by Mr. Valenti to family members as part of ordinary course wealth management and estate planning purposes. This includes 1,432,224 shares transferred to trusts of which Mr. Valenti’s adult children are the beneficiaries as discussed in Mr. Valenti’s Form 5 filed on August 13, 2018.

(10)
Includes stock options exercisable for 158,750 shares of our common stock within 60 days of August 31, 2018.

(11)
Includes stock options exercisable for 46,587 shares of our common stock within 60 days of August 31, 2018.

(12)
Includes stock options exercisable for 33,875 shares of our common stock within 60 days of August 31, 2018.

(13)
Consists of stock options exercisable for 27,812 shares of our common stock within 60 days of August 31, 2018.

(14)
Includes stock options exercisable for 1,153,466 shares of our common stock within 60 days of August 31, 2018.

(15)
Based on the Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc.

(16)
Based on the Schedule 13G/A filed with the SEC on February 9, 2018 by Private Capital Management, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act, as amended, were timely filed for fiscal year 2018, except for one Form 4 by Mr. Valenti and one Form 4 by Mr. Wong, which were each inadvertently filed late to report three transactions on March 13, 2018, with respect to vesting and tax withholding aspects of the Company’s stock price-based RSUs.
Certain Relationships and Related Person Transactions
Anna Valenti, the daughter-in-law of Chief Executive Officer Douglas Valenti, serves as Senior Director of Paid Search and Social Media at QuinStreet. For fiscal year 2018, Ms. Valenti received a base salary of  $147,000, an aggregate $30,000 in commissions, and an award of 1,875 one-year service-vesting RSUs. The Company’s Audit Committee approved the terms of Ms. Valenti’s employment, including compensation in accordance with the Company’s related person transactions policy. For fiscal year 2019, Ms. Valenti’s base salary is $155,000, with a commission opportunity of  $30,000, and a bonus opportunity of  $15,000, and she received an award of 2,500 four-year service-vesting RSUs and 2,500 four-year performance-vesting RSUs.
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Transactions with Related Persons
Our Board of Directors has adopted a written related person transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and a related person were, are, or will be participants and in which the amount involved exceeds $120,000. Only related person transactions in which the amount involved exceeds $120,000 and in which the related person had or will have a direct or indirect material interest will be required to be disclosed in applicable SEC filings as required by the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, and related rules. Pursuant to the Company’s related person transactions policy, our Audit Committee, among other things, (i) reviews the relevant facts and circumstances of each proposed related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related person’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct and Ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction.
Any related person transaction may only be consummated or continued if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related person transactions policy. Certain types of transactions are not subject to the policy, including: (i) transactions involving compensation for services provided by an employee, consultant, or director that are approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, the related person transaction is reviewed by another independent body comprised of members of our Board of Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our “Named Executive Officers”:
•
Douglas Valenti, Chairman of our Board of Directors and our Chief Executive Officer;

•
Gregory Wong, our Chief Financial Officer and Senior Vice President;

•
Nina Bhanap, our Chief Technology Officer and President, Product and Technology;

•
Brett Moses, our Senior Vice President; and

•
Andreja Stevanovic, our Senior Vice President.

This Compensation Discussion and Analysis is organized into five sections:
Section 1 — Executive Summary
Section 2 — Compensation Philosophy, Objectives, and Design
Section 3 — Compensation-Setting Process
Section 4 — Compensation Components
Section 5 — Other Compensation Information and Policies
Section 1 — Executive Summary
2017 Stockholder Advisory Vote on Named Executive Officer Compensation
We conducted our annual stockholder advisory vote on named executive officer compensation at our 2017 annual meeting of stockholders on October 25, 2017. We believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation program, policies, and practices, and the Compensation Committee’s decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
In advance of the 2017 annual meeting of stockholders, the Company received say-on-pay recommendations of  “for” from Glass, Lewis and “against” from Institutional Shareholder Services (“ISS”). At the 2017 annual meeting of stockholders, more than 64% of the votes cast on the advisory vote on the Named Executive Officer compensation proposal were voted in favor of our Named Executive Officers’ compensation. While we believe this result confirms our stockholders’ ongoing support of the Company’s approach to executive compensation, the Compensation Committee decided to engage in discussions with the Company’s stockholders to provide additional information with respect to the executive compensation practices as described further in the following section.
2018 Stockholder Engagement Program
We identified stockholders representing approximately 72% of the dollar value of the Company’s shares to seek feedback on our compensation program. The identified stockholders included institutional stockholders and members of the Board of Directors and their affiliates. Stockholders representing approximately 4% of the Company’s shares do not accept requests for engagement. We invited the remaining 68% of our stockholders (“Contacted Stockholders”) to meet to discuss their views on our executive compensation program. Approximately 46% of the Contacted Stockholders did not respond to the Company’s request. Approximately 54% of the Contacted Stockholders did respond to indicate a meeting was not necessary or to accept the Company’s request to meet. With each stockholder with whom we met, we discussed our corporate governance policies and executive compensation program design and received positive feedback.
The feedback stockholders provided is summarized in the following table:
Topic	What Stockholders Told Us	Actions We Are Taking
Stock Ownership Guidelines	Some stockholders requested the Company to adopt formal stock ownership guidelines.	We adopted stock ownership guidelines that require stock ownership that is 6X the annual base salary for our Chief Executive Officer and 3X the annual cash retainer for our directors. For more details, see “Stock Ownership Guidelines” on page 34.
Performance-Based Cash Bonuses	Some stockholders requested additional details about the how the Company calculates performance-based cash bonus payments.	We disclosed additional details about the calculation of performance-based cash bonus payments for our Named Executive Officers. For more details, see “Performance-Based Cash Bonuses” on page 30.
Performance-Based Long-Term Equity Incentive Awards	Some stockholders requested the Company to tie performance-based equity compensation to performance indicators other than increases in the Company’s stock price.	For fiscal year 2019 we introduced performance vesting equity incentive awards that vest upon the achievement of revenue and Adjusted EBITDA targets. For more details about the performance targets that drive these new long-term equity incentive awards, see “Fiscal Year 2019 Performance-Vesting RSU Awards” on page 23.
Fiscal Year 2019 Performance-Vesting RSU Awards
For fiscal year 2019, the Board of Directors believes that using long-term equity incentive awards that vest subject to achievement of revenue and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) targets will further align the interests of our executive officers with the interests of our stockholders. These performance-vesting RSU awards operate as set forth below:
•
Revenue Target.   If the Company’s net revenue for fiscal year 2019 exceeds the Company’s net revenue for fiscal year 2018 (“Revenue Target”), the number of performance-vesting RSUs issuable pursuant to the Revenue Target shall be adjusted pro rata based on the growth in the net revenue up to a maximum of 10% revenue growth (“Adjusted PSUs”), subject to downward adjustment based upon the Adjusted EBITDA Targets as described below. For example, if net revenue increases 1% then the number of shares issuable pursuant to the Revenue Target will be 10% of the maximum issuable shares, 2% revenue growth will result in 20% of the maximum issuable shares and at 10% revenue growth 100% of the maximum issuable shares may be issued (subject to the achievement of Adjusted EBITDA Targets as described immediately below).

•
Adjusted EBITDA Targets.   If the Revenue Target is met and the Company’s Adjusted EBITDA as a percentage of net revenue (“Adjusted EBITDA Percentage”) for fiscal year 2019 equals or exceeds 8%, then all of the Adjusted PSUs shall vest (in accordance with the Company’s typical four-year vesting schedule for RSU awards). If the Revenue Target is met and the Adjusted EBITDA Percentage equals or exceeds 5% but is less than 8%, then only 70% of the Adjusted PSUs shall vest and the remainder of the Adjusted PSUs shall be forfeited. If the Adjusted EBITDA Percentage is less than 5%, then all of the Adjusted PSUs granted shall be forfeited.

Executive Compensation Actions
The Compensation Committee sets the compensation of our executive officers, including our Named Executive Officers, based on their ability to successfully execute our annual operating plan, which is intended to further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our fiscal year 2018 compensation actions and decisions were based on each executive officer’s contribution to both individual and Company-wide performance goals, consistent with our “pay-for-performance” philosophy. As described below, although revenue increased from approximately $300 million to $404 million in fiscal year 2018 and Adjusted EBITDA increased from 4% of 9% in fiscal year 2018, the actual total cash compensation earned by our executive officers in fiscal year 2018 still fell short of the aggressive compensation targets established pursuant to our annual operating plan.
For fiscal year 2018, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:
•
increased the base salaries of each of our Named Executive Officers other than our Chief Executive Officer by 4.2% to 8.1% to recognize progress in each of their respective role;

•
made annual bonus payments of 60% of the target bonus opportunity for the Chief Executive Officer and of 60% to 80% of the target bonus opportunity for each of the other Named Executive Officers, according to achievement of their respective performance goals pursuant to our annual operating plan; and

•
approved the grant of equity awards in the form of stock options and service-vesting RSUs to our Named Executive Officers.

In deciding to grant new equity awards to our Named Executive Officers in fiscal year 2018, the Compensation Committee took into consideration the desire to maintain market-competitive target total direct compensation opportunity for each Named Executive Officer, the need to retain key executive officers, the desire to reward individual performance in the preceding fiscal year (especially for significant contributions to initiatives aimed at developing new avenues for revenue growth), and the desire to provide our Named Executive Officers with an incentive to manage our business as owners. The equity awards have the effect of subjecting a significant portion of our Named Executive Officers’ target total direct compensation to fluctuations in the market price of our common stock, thus helping to align the interests of our Named Executive Officers with stockholder interests. The Compensation Committee also granted stock options to incentivize our Named Executive Officers to focus on the appreciation in the value of our common stock since our Named Executive Officers will only derive value from these awards to the extent our stock price increases in value after the option is granted.
In making its bonus determinations and equity award decisions, the Compensation Committee considered a competitive market analysis prepared by Compensia, Inc. (“Compensia”), an independent national consulting firm providing executive compensation advisory services, which was engaged by the Compensation Committee to assist in executive compensation matters for fiscal year 2018.

As shown in the charts below, equity awards, stock options, and target bonus opportunities comprised 70% or more of the target total direct compensation opportunities for our Chief Executive Officer and our other Named Executive Officers in fiscal year 2018. These three components of our executive compensation program are “at risk” because they are variable forms of compensation whose values are dependent on the Company’s performance and execution of its strategic objectives. In addition, in July 2018 (fiscal year 2019) the Compensation Committee determined to introduce performance-vesting equity incentive awards into the target total direct compensation opportunity for the Named Executive Officers with respect to fiscal year 2019 as discussed under “Fiscal Year 2019 Performance-Vesting RSU Awards” on page 23 of this proxy statement.
Pay for Performance
For fiscal year 2018 the Company’s focus was on increasing Adjusted EBITDA. This was achieved through the use of media margin dollar growth as the Company’s performance measure for the cash bonuses, so that our executive officers had the flexibility to grow Adjusted EBITDA either by:
(i)
increasing revenues at a constant media margin percentage;

(ii)
increasing media margin percentage; or

(iii)
increasing revenue at a faster rate than the concurrent increase in media costs.

For executive officers who are focused on particular verticals, including Messrs. Moses and Stevanovic, their target bonus opportunities for fiscal year 2018 were tied to achievement of media margin dollar growth within their vertical (“Vertical Margin Dollar Growth”). For all other executive officers, their target bonus opportunities were based on the media margin dollar growth for the Company overall (“Company Margin Dollar Growth”).
While we made progress towards our fiscal year 2018 financial objectives, the Company did not achieve 100% of its media margin dollar growth objectives. As a result, our Named Executive Officers were only eligible to receive bonus payouts of 60% to 80% of their target bonus opportunities, as further explained under “Performance-Based Cash Bonuses” on page 30 of this proxy statement. The Compensation Committee determined that payouts at these levels were appropriate due to management’s performance in the face of the year’s challenges and progress made on initiatives to address the challenges and to establish new avenues for revenue and media margin dollar growth.
Because media margin dollar growth was the threshold for bonus payouts in fiscal year 2018, our executive officers only received bonus payouts if media margin dollars in fiscal year 2018 exceeded media margin dollars in fiscal year 2017 with respect to the Company overall (or a particular vertical, for executive officers who are focused on a particular vertical).

The table below shows, for each of our Named Executive Officers for fiscal year 2018, their target bonus opportunity, their actual bonus payout, and their actual bonus payout as a percentage of the target bonus opportunity pursuant to their respective performance objectives:
Named Executive Officer	Fiscal Year 2018 Target Bonus ($)	Media Margin Dollar Growth Target (%)(1)	Media Margin Dollar Actual Growth (%)	Fiscal Year 2018 Bonus Payout ($)	Fiscal Year 2018 Actual Bonus Payout as a Percentage of Fiscal Year 2018 Target Bonus (%)
Douglas Valenti	459,000	47	28	275,400	60
Gregory Wong	196,000	47	28	117,600	60
Nina Bhanap	235,800	47	28	141,480	60
Brett Moses	130,000	57	46	104,000	80
Andreja Stevanovic	135,000	57	46	108,000	80

(1)
The media margin dollar growth target for the Named Executive Officers (other than Messrs. Moses and Stevanovic) was the Company Margin Dollar Growth target. The media margin dollar growth target for Messrs. Moses and Stevanovic was the Vertical Margin Dollar Growth target.

Compensation Governance
We maintain the following corporate governance policies and executive compensation practices that support our pay-for-performance philosophy and serve to manage our compensation risks:
✓
the Compensation Committee is comprised solely of independent directors;

✓
the Compensation Committee has engaged its own compensation consultant to assist it with its review of executive compensation;

✓
none of our executive officers has an employment agreement;

✓
we provide “double trigger” change in control severance payments and benefits for our senior executive officers (discussed in greater detail below) rather than “single trigger” change in control payments and benefits;

✓
there are no special executive perquisite programs, and our executive officers participate in the same benefit plans as all other employees;

✓
there are no tax reimbursements for our executive officers for perquisites or personal benefits;

✓
the Compensation Committee grants equity awards primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;

✓
our insider trading policy provides that our directors and officers may not hold in margin accounts or pledge the Company’s shares;

✓
our insider trading policy provides that our directors and officers may not engage in short sales of the Company’s shares or in derivative transactions in the Company’s shares, e.g., publicly traded options contracts, such as puts or calls; and

✓
we have stock ownership guidelines that require stock ownership that is 6X the annual base salary for our Chief Executive Officer and 3X the annual cash retainer for our directors.

Section 2 — Compensation Philosophy, Objectives, and Design
Philosophy
We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs that reward performance, teamwork, commitment, and rapid progress in order to effectively align the interests of our executive officers and stockholders. The Compensation Committee and management are committed to a pay-for-performance philosophy in designing our compensation policies and plans.
Objectives
The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:
•
closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•
motivate and reward individuals whose skills and performance promote our continued success;

•
attract, motivate, and retain highly-talented, experienced individuals who are incentivized to achieve our strategic objectives; and

•
offer total compensation that is competitive, reasonable, and fair.

Design and Pay Mix
The compensation of our executive officers consists of the following primary components:
•
base salary;

•
performance-based annual cash bonuses;

•
long-term equity incentive compensation (stock options and service-vesting RSU awards);

•
employee health and welfare benefits; and

•
change in control payments and benefits.

Each compensation component has a role in meeting the objectives described above. While we believe we offer competitive base salaries and performance-based annual cash bonus opportunities, we also believe that long-term equity incentive compensation is a critical compensation component for Internet and other growth-oriented technology companies. We believe that equity awards provide long-term incentives that align the interests of employees and executive officers with the long-term interests of stockholders. We carefully track equity compensation practices of competitors and other comparable companies to ensure that our policies are competitive and generally consistent with peer group dilution rates.
We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation, or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.
Section 3 — Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our executive officers, including our Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions, and other actions.
Our management and the Compensation Committee conduct an annual review of senior management compensation for purposes of setting executive compensation for the upcoming fiscal year. For fiscal year 2018, this review occurred at two meetings in June 2017 and July 2017. At that time, management and the Compensation Committee reviewed the information on market-based executive compensation provided by Compensia, in light of the compensation we offer, to ensure that the executive compensation program established for fiscal year 2018 was competitive, reasonable, and fair.

The Compensation Committee (together with our Chief Executive Officer with respect to performance of the other executive officers) reviews the performance of each executive officer on an annual basis, and based on this review and the factors described below, sets his or her compensation package, including base salaries, target bonus opportunities, bonus payouts, and the size and structure of equity awards for the upcoming fiscal year. The Compensation Committee is solely responsible for determining the compensation of our Chief Executive Officer.
The Compensation Committee expects to continue to conduct an annual review of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the Compensation Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.
Role of our Chief Executive Officer
Our Chief Executive Officer makes recommendations to the Compensation Committee for the compensation of all the executive officers other than himself, attends Compensation Committee meetings (except for sessions discussing and setting his compensation) and has been and is involved in the determination of compensation for our executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, target bonus amounts, and annual and long-term incentive compensation for our executive officers (other than himself). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the individual executive officer’s contribution toward these results, individual and Company-wide performance toward goal achievement, an analysis of competitive market data, input from certain other executive officers and input from the Compensation Committee’s compensation consultant. Our Chief Executive Officer does not make any recommendation as to his own compensation.
The Compensation Committee reviews our Chief Executive Officer’s recommendations, the analysis of competitive market data, and other relevant information and determines each executive officer’s total compensation, as well as each of their individual compensation components. The Compensation Committee’s decisions regarding executive compensation are based on its subjective evaluation of the performance of the Company and each individual executive officer, the judgment and experience of each of its members in determining compensation, the input of our Chief Executive Officer and its compensation consultant, a review of competitive market data as described below, and other factors, such as prevailing industry trends.
Role of Compensation Consultant
Since November 2009, the Compensation Committee has engaged Compensia as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Compensia reports directly to the Compensation Committee and does not provide any services to the Company other than the services provided to the Compensation Committee. Based on its review of the applicable SEC rules and NASDAQ listing standards, the Compensation Committee believes that the work performed by Compensia for the Compensation Committee does not give rise to any conflicts of interest. Since fiscal year 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing competitive market data based on the compensation practices of the peer group and from general industry surveys.
Competitive Market Data
We believe it is important when making compensation-related decisions to be informed as to current practices of similarly-situated companies. Consequently, the Compensation Committee selects a group of companies that are broadly similar to the Company in terms of industry and financial comparability as a reference point for evaluating the market practices of our “peers” in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation.

For fiscal year 2018, our compensation peer group (the “Peer Group”) consisted of the following companies:
Angie’s List	KEYW Holding
Bazaarvoice	Liquidity Services
Blucora	LivePerson
Carbonite	Perficient
Chegg	PFSweb
DHI Group	RetailMeNot
eHealth	Rocket Fuel
EnerNOC	ServiceSource
Internap	The Rubicon Project
Each of the companies in the Peer Group met the following criteria: (1) were operating in the Internet software and services industry or in the software industry, (2) had annual revenues of between $150.0 million to $600.0 million (or approximately 0.37x to 1.49x that of the Company’s revenue), and (3) had a market capitalization of between $40.0 million to $600.0 million (or approximately 0.06x to 0.90x that of the Company’s market capitalization). In addition, all are headquartered in the United States.
The Compensation Committee supplements the data derived from the Peer Group with broader compensation data provided by market surveys. Compensia provided compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers at technology companies with revenues of between $100.0 million and $500.0 million to the extent the Peer Group data was not sufficient.
While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating competitive market data is useful to understand market practice and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of this market data, which varies by executive officer.
Section 4 — Compensation Components
The compensation we offer to our employees and each of our executive officers, including our Named Executive Officers, has the following major components: (a) base salaries; (b) performance-based cash bonuses; and (c) long-term equity incentive awards.
(a) Base Salaries
The initial base salaries for our executive officers, including our Named Executive Officers, are established through arm’s-length negotiation at the time of hire, taking into account each individual’s qualifications, experience and prior salary history, and prevailing market compensation for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the technology industry. Thereafter, the base salaries of our executive officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.
In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, an executive officer’s relative job scope and impact in the Company, individual performance history, prior and anticipated future contributions to the Company, anticipated increase in responsibilities, length of time each individual has been employed with the Company, retention incentives, prior experience and an analysis of competitive market data (including the base salary practices of the Peer Group and the survey data). The Compensation Committee may also take into account the executive officer’s current base salary, equity ownership, and internal pay equity (i.e., the amounts paid to the executive officer’s peers inside the Company for comparable positions). The Compensation Committee also draws upon the experience of its members with other companies.

In June 2017, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, for fiscal year 2018. The Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers at technology companies with revenues of between $100.0 million and $500.0 million.
After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), the Compensation Committee determined that, based on the factors described above, the base salaries of the Named Executive Officers would be increased other than for Mr. Valenti for fiscal year 2018 as set forth below:
Named Executive Officer	Fiscal Year 2017 Annual Base Salary ($)	Fiscal Year 2018 Annual Base Salary ($)	Percent Change (%)
Douglas Valenti	540,750	540,750	0
Gregory Wong	337,000	353,000	4.7
Nina Bhanap	377,000	393,000	4.2
Brett Moses	252,500	273,000	8.1(1)
Andreja Stevanovic	287,500	309,000	7.5(1)

(1)
The Compensation Committee approved larger increases in the base salaries of Messrs. Moses and Stevanovic for fiscal year 2018, which it determined to be appropriate given the growth of the Financial Services vertical under their leadership, as well as each individual’s demonstrated experience in managing a larger business successfully during the fiscal year.

(b) Performance-Based Cash Bonuses
We use performance-based cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational goals while making rapid and sustainable progress toward our longer-term objectives. These bonuses are designed to reward both Company and individual performance.
For fiscal year 2018, the Compensation Committee determined to award cash bonuses to our executive officers based on each executive officer’s target bonus opportunity and our actual performance as measured against the performance criteria established by the Compensation Committee. The Compensation Committee has the discretion to reduce the amount of any actual award below the amount calculated with reference to the Company’s annual operating plan.
Target Bonus Opportunities
For fiscal year 2018, each Named Executive Officer’s target bonus opportunity was expressed as a total dollar amount, with individual target award opportunities ranging from 44% to 85% of base salary (as compared to target bonus opportunities ranging from 35% to 81% of base salary in fiscal year 2017). Target bonus opportunities were determined based on the Compensation Committee’s analysis, in part based upon Compensia’s research and recommendations, of total cash compensation as described above, with generally higher target levels for the individuals with the most responsibility for the success of the business. The fiscal year 2018 target bonus opportunity of each of our Named Executive Officers is set out in the table below entitled “Fiscal Year 2018 Bonus Decisions.”
Performance Measures
For fiscal year 2018, the performance goals were based on our annual operating plan. As in prior years, the performance goals were designed to be achievable yet challenging. This is demonstrated by our executive officers receiving actual bonus awards that were below their target bonus opportunity for the past several years.

For all of our executive officers, 100% of their potential bonus award for fiscal year 2018 was based on achieving the Margin Dollar Growth targets applicable to them. Recommended bonus payments, even if the quantitative target is achieved, are at our Chief Executive Officer’s discretion, and are further subject to downward adjustment by the Compensation Committee.
The Compensation Committee believes the following factors continue to be important in assessing performance bonus achievement:
•
the assessed sustainability of revenue;

•
whether the Company maintained or improved media margin targets or delivered margin dollars;

•
progress on initiatives to address challenges;

•
the development of future growth potential and diversification of our revenue streams; and

•
the individual contributions of the executive officer.

Fiscal Year 2018 Bonus Decisions
To determine actual bonus awards for fiscal year 2018, the Compensation Committee first reviewed the Company’s overall financial results for fiscal year 2018. The Company Margin Dollar Growth target for fiscal year 2018 was approximately 47% over the threshold performance level required for any payment for the year (“Company Margin Dollar Baseline”). The actual media margin dollar growth for the Company for fiscal year 2018 was 28% over the Company Margin Dollar Baseline, resulting in approximately 60% achievement of the Company Margin Dollar Growth target. Accordingly, our Chief Executive Officer recommended that our Named Executive Officers (other than Messrs. Moses and Stevanovic) receive only 60% of their target bonus opportunities.
The bonus payouts for Messrs. Moses and Stevanovic, as the Category Heads of the Financial Services vertical, were based on the Vertical Margin Dollar Growth target for the Financial Services vertical, which was 57% over the threshold performance level required for any payment for the year (“Financial Services Margin Dollar Baseline”). The actual media margin dollar growth for the Financial Services vertical in fiscal year 2018 was 46% over the baseline media margin dollar amount, resulting in approximately 80% achievement of the Vertical Margin Dollar Growth target for Financial Services. Accordingly, with respect to Messrs. Moses and Stevanovic, our Chief Executive Officer recommended a 80% payout of the target bonus opportunities for Messrs. Moses and Stevanovic.
In considering the Chief Executive Officer’s recommendations, the Compensation Committee noted that the Chief Executive Officer recommendations aligned with the Company’s pay for performance philosophy, although failure to pay out at higher rates in a year of overall financial and stock price performance could increase the challenge of retaining key executives. The Compensation Committee ultimately approved the amounts recommended by the Chief Executive Officer as set forth below. The chart below shows, for our Named Executive Officers, their fiscal year 2017 bonus payouts, their fiscal year 2018 target bonus opportunities and payouts, as well as the fiscal year 2018 bonus payouts as a percentage of target:
Named Executive Officer	Fiscal Year 2017 Bonus Payout ($)	Fiscal Year 2018 Target Bonus Opportunity ($)	Fiscal Year 2018 Bonus Payout ($)	Fiscal Year 2018 Bonus Payout as a % of Target (%)
Douglas Valenti	0	459,000	275,400	60
Gregory Wong	0	196,000	117,600	60
Nina Bhanap	0	235,800	141,480	60
Brett Moses	0	130,000	104,000	80
Andreja Stevanovic	0	135,000	108,000	80

(c) Long-Term Equity Incentive Awards
We use long-term incentive awards, in the form of options to purchase shares of our common stock as well as service-vesting RSU awards, to attract and retain our executive officers, including our Named Executive Officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders. In July 2017 (fiscal year 2018), the Compensation Committee awarded a combination of options and service-vesting RSU awards to each of our Named Executive Officers. In July 2018 (fiscal year 2019), the Compensation Committee introduced performance-vesting RSU awards to the target total direct compensation opportunity for each of our Named Executive Officers as discussed under “Fiscal Year 2019 Performance-Vesting RSU Awards” on page 23 of this proxy statement.
We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because the value of the shares of common stock subject to the options is closely tied to our future performance. Since our executive officers are able to profit from stock options only if the market price of our common stock increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to them to achieve increases in the value of our common stock over time. We use RSU awards to provide a strong retention component to our equity compensation while still providing an alignment with stockholders’ interests since the value of the RSU awards is determined by our stock price. We also believe that the stock options and RSU awards can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company and can help create an ownership culture. The typical four-year vesting schedule for our options and RSU awards is designed to encourage long-term employment with the Company while allowing our executive officers to realize increased compensation in line with the value they have created for our stockholders. With respect to fiscal year 2018, the Compensation Committee believes that a combination of stock options and service-vesting RSU awards provided the appropriate incentive for our Company in view of the equity awards’ direct tie to our stock price performance.
We grant equity awards both at the time of initial hire and then in some cases through annual additional or “refresher” awards. Since fiscal year 2013 we have granted annual refresher grants consisting in part or in whole of RSU awards. Our practice has been to grant refresher awards shortly after the start of the fiscal year, at the Compensation Committee’s first regularly scheduled meeting after the start of the fiscal year, and this practice was followed in fiscal year 2018. However, the Compensation Committee retains discretion to grant stock options or RSU awards at any time, including in connection with a promotion, to reward an executive officer, for retention purposes, or for other circumstances recommended by our Chief Executive Officer.
In determining the size of the equity awards to be granted to our executive officers, including our Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other executive officers, our short-term and long-term financial and strategic objectives, an executive officer’s relative job scope, the value of his or her then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer Group), our annual equity budget, and the net aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
After reviewing a competitive market analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (as to executive officers other than himself), the Compensation Committee determined the size of each executive officer’s stock option and service-vesting RSU award using the factors described above. In addition to service-vesting RSU awards with the typical four-year vesting period, in fiscal year 2018 the Compensation Committee granted one-year service-vesting RSU awards to address the retention challenges associated with the fact that the Company did not pay bonuses to any executive officers in fiscal year 2017. As set forth in the footnotes to the table below, the number of one-year service-vesting RSUs awarded to each Named Executive Officer ranged from 20% to 55% of the number of four-year service-vesting RSUs awarded to the same Named Executive Officer.

The stock options and service-vesting RSU awards granted to the Named Executive Officers in fiscal year 2018 were as follows:
Named Executive Officer	Number of Shares Subject to Stock Option Grant (#)(1)	Grant Date Fair Value of Stock Option Grant ($)	Number of Shares Subject to Service-Vesting RSU Grant (#)(2)	Grant Date Fair Value of Service-Vesting RSU Grant ($)
Douglas Valenti	100,000	164,730	154,719(3)	620,423
Gregory Wong	40,000	65,892	58,125(4)	233,081
Nina Bhanap	40,000	65,892	61,125(5)	245,111
Brett Moses	90,000	270,182	108,188(6)	697,834
Andreja Stevanovic	90,000	270,182	108,188(7)	697,834

(1)
These stock options vest over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter.

(2)
This column represents the combined total of one-year service-vesting RSU awards and four-year service-vesting RSU awards. The one-year service-vesting RSU awards vest as follows: 100% of the RSU awards vest on August 10, 2018. The four-year service-vesting RSU awards vest as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter.

(3)
Includes 54,719 one-year service-vesting RSUs and 100,000 four-year service-vesting RSUs.

(4)
Includes 18,125 one-year service-vesting RSUs and 40,000 four-year service-vesting RSUs.

(5)
Includes 21,125 one-year service-vesting RSUs and 40,000 four-year service-vesting RSUs.

(6)
Includes 18,188 one-year service-vesting RSUs and 90,000 four-year service-vesting RSUs.

(7)
Includes 18,188 one-year service-vesting RSUs and 90,000 four-year service-vesting RSUs.

Section 5 — Other Compensation Information and Policies
Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We believe these benefits are generally consistent with those of companies with which we compete for executive talent.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we currently do not provide perquisites to our executive officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Arrangements
We do not have any employment agreements with any of our executive officers, including the Named Executive Officers.
Post-Employment Compensation
In fiscal year 2017, the Compensation Committee approved change in control severance agreements for each of our Named Executive Officers to provide “double-trigger” change in control severance payments and benefits, including full (100%) acceleration of outstanding and unvested equity awards. These agreements were approved as a result of the Compensation Committee’s ongoing review of competitive market practices for compensatory matters and the recommendations by the Compensation Committee’s compensation consultant. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination or Change in Control” on page 42 of this proxy statement.
Stock Ownership Guidelines
The Board believes that significant stock ownership by the Chief Executive Officer and non-employee directors further align their interests with the long-term interests of our Company’s stockholders. The ownership guidelines adopted by the Compensation Committee on August 29, 2018, require stock ownership that is 6X the annual base salary for our Chief Executive Officer and 3X the annual cash retainer for our non-employee directors (excluding additional retainers for committee chairs or members). These ownership guidelines should be achieved within five (5) years, for the Chief Executive Officer, or three (3) years, for a non-employee director, of the later of: (a) the effective date of the ownership guidelines, or (b) date of hire or appointment, as the case may be. Certain exceptions apply to the achievement period in the event that the stock ownership requirement of the ownership guidelines is amended or the participant’s base salary or annual cash retainer is increased.
The following equity holdings qualify towards satisfaction of the ownership guidelines: (i) shares owned outright by the participant or his or her immediate family members; (ii) shares held indirectly by trusts, family partnerships and other types of entities formed for the benefit of the participant or his or her immediate family members; (iii) vested stock options counted as one-half  (0.5) share equivalent per vested stock option; and (iv) shares held by investment funds, trusts, partnerships, or other similar entities over which the participant has the ability to influence or direct investment decisions. The following equity holdings do not qualify towards satisfaction of the ownership guidelines: (i) shares that are pledged; (ii) unvested/unearned performance-based equity awards; (iii) unvested RSUs; and (iv) unvested stock options.
If the ownership requirements are not achieved at the end of the achievement period, the ownership guidelines require the participants to retain 50% of the shares granted to them by the Company (net of applicable taxes and shares subject to an Exchange Act Rule 10b5-1 plan) until the guidelines are achieved. Under certain limited circumstances, such as hardship on the participant, the guidelines may be waived by the Compensation Committee at its discretion. The Chief Executive Officer has satisfied the stock ownership requirement and each non-employee director has satisfied or is on track to satisfy the stock ownership requirement within the applicable time frame.

Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Derivatives Trading, Hedging, and Pledging Policies
We have a policy that prohibits our employees, executive officers, members of our Board of Directors, contractors, and consultants, as well as family members of such persons, from engaging in short sales, hedging transactions such as in put or call options, or other inherently speculative transactions with respect to our equity securities or from holding our equity securities in margin accounts or pledging our equity securities as collateral for a loan.
Deductibility of Executive Compensation
Historically, Section 162(m) of the Internal Revenue Code disallowed public companies a tax deduction for federal income tax purposes of remuneration in excess of  $1.0 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year, but provided for exemptions from that limitation, including for certain qualified “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 (“TCJA”) repealed the exemption from Section 162(m)’s deduction limit for qualified performance-based compensation. In addition, this Act expanded the group of executives covered by the deduction limit to include the chief financial officer, as well as and each individual who has previously been covered by Section 162(m) for any taxable year beginning after December 31, 2016.
As a result of the changes to Section 162(m), we expect that compensation paid to our covered executive officers in excess of  $1.0 million in 2018 and future tax years will not be deductible by the Company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017.
Because of uncertainties in the application and interpretation of Section 162(m) in the absence of final regulatory guidance, it is unclear whether awards or other compensation paid in 2017 or later years that were originally expected to be deductible, will in fact be deductible. Nonetheless, as in the past, the Compensation Committee believes that, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives, and the tax deduction limitation imposed by Section 162(m) should not be permitted to compromise the Compensation Committee’s ability to design and maintain executive compensation arrangements consistent with its compensation philosophy. Accordingly, the Compensation Committee reserves the right to exercise its judgment to award compensation to our executive officers that may not be deductible as a result of the application of the Section 162(m) deduction limit when it believes that such compensation is appropriate, consistent with its compensation philosophy and in the Company’s and our stockholders’ best interests.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for financial statement reporting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee or director is required to render service in exchange for the award.

Compensation-Related Risk
From time to time, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans. For fiscal years 2016, 2017, and 2018, the Compensation Committee requested that Compensia, its compensation consultant, assisted by our management, undertake a comprehensive review of the material compensation plans and programs for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our various compensation programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material plans and programs operate within the Company’s governance and review structure that serves and supports risk mitigation.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
The Compensation Committee of the Board of Directors has furnished the following report.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement, as prepared by the management of QuinStreet, with the management of QuinStreet, and, based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2018 annual meeting of stockholders for filing with the SEC.
Members of the Compensation Committee
of the Board of Directors of QuinStreet, Inc.
Robin Josephs (Chair)
David Pauldine
Gregory Sands

Summary Compensation Table
The following table sets forth information regarding the compensation for the last three completed fiscal years, paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated executive officers. We collectively refer to such executive officers as our “Named Executive Officers” for fiscal year 2018.
Name and Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total Compensation ($)
Douglas Valenti Chairman and Chief Executive Officer	2018	540,750	620,423	164,730	275,400	1,601,303
	2017	540,750	726,000	279,300	0	1,546,050
	2016	540,750	573,852(3)	0	89,153	1,203,755
Gregory Wong Chief Financial Officer and Senior Vice President	2018	353,000	233,081	65,892	117,600	769,573
	2017	337,000	363,000	139,650	0	839,650
	2016	307,000	247,042(3)	0	29,531	583,573
Nina Bhanap Chief Technology Officer and President, Product and Technology	2018	393,000	245,111	65,892	141,480	845,483
	2017	377,000	272,250	104,738	0	753,988
	2016	377,000	256,930(3)	0	34,419	668,349
Brett Moses Senior Vice President	2018	273,000	697,834	270,182	104,000	1,345,016
Andreja Stevanovic Senior Vice President	2018	309,000	697,834	270,182	108,000	1,385,016

(1)
The amounts reported in this column represent the aggregate grant date fair value for service-vesting and performance-vesting RSUs and option awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2018, filed with the SEC on September 12, 2018.

(2)
The amounts reported in this column are performance-based cash bonuses in respect of performance for fiscal years 2016, 2017, and 2018. See the discussion in the “Compensation Discussion and Analysis” above.

(3)
Represents the combined value of service-vesting and performance-vesting RSU grants.

Grant of Plan-Based Awards
The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2018. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(4)
Douglas Valenti	—	0	459,000	918,000	0	0	0	0
	July 27, 2017	0	0	0	154,719	0	0	620,423
	July 27, 2017	0	0	0	0	100,000	4.01	164,730
Gregory Wong	—	0	196,000	392,000	0	0	0	0
	July 27, 2017	0	0	0	58,125	0	0	233,081
	July 27, 2017	0	0	0	0	40,000	4.01	65,892
Nina Bhanap	—	0	235,000	470,000	0	0	0	0
	July 27, 2017	0	0	0	61,125	0	0	245,111
	July 27, 2017	0	0	0	0	40,000	4.01	65,892
Brett Moses	—	0	130,000	260,000	0	0	0	0
	January 25, 2018	0	0	0	50,000	0	0	464,500
	January 25, 2018	0	0	0	0	50,000	9.29	204,290
	July 27, 2017	0	0	0	58,188	0	0	233,334
	July 27, 2017	0	0	0	0	40,000	4.01	65,892
Andreja Stevanovic	—	0	135,000	270,000	0	0	0	0
	January 25, 2018	0	0	0	50,000	0	0	464,500
	January 25, 2018	0	0	0	0	50,000	9.29	204,290
	July 27, 2017	0	0	0	58,188	0	0	233,334
	July 27, 2017	0	0	0	0	40,000	4.01	65,892

(1)
This column represents the threshold bonus payout corresponding with 0% achievement of each executive officer’s performance targets for fiscal year 2018.

(2)
This column represents the target bonus payout corresponding with 100% achievement of each executive officer’s performance targets for fiscal year 2018. The bonus plans provided for possible target bonus payouts ranging from 44% to 85% of the base salaries of our Named Executive Officers. Payout of the bonuses was dependent on achievement against our media margin dollar target and the individual executive officers’ achievement against that plan and against other strategic objectives, as further described in “Compensation Discussion and Analysis.” The actual bonus payments for fiscal year 2018 are set forth in the “Summary Compensation Table” above.

(3)
This column represents the maximum bonus payout corresponding with 200% achievement of each executive officer’s performance targets for fiscal year 2018.

(4)
The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2018.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Douglas Valenti	July 27, 2017	0	0	0	—	54,719(4)	694,931
	July 27, 2017	0	0	0	—	100,000	1,270,000
	July 27, 2017	0	100,000	4.01	July 26, 2024	0	0
	July 29, 2016	0	0	0	—	112,500	1,428,750
	July 29, 2016	39,501	104,167	3.63	July 28, 2023	0	0
	July 25, 2015	0	0	0	—	26,250(5)	333,375
	August 6, 2014	0	0	0	—	3,469(6)	44,056
	August 6, 2014	0	0	0	—	9,375	119,063
	July 25, 2013	88,637	0	9.55	July 24, 2020	0	0
Gregory Wong	July 27, 2017	0	0	0	—	18,125(4)	230,188
	July 27, 2017	0	0	0	—	40,000	508,000
	July 27, 2017	0	40,000	4.01	July 26, 2024	0	0
	July 29, 2016	0	0	0	—	56,250	714,375
	July 29, 2016	47,916	52,084	3.63	July 28, 2023	0	0
	July 25, 2015	0	0	0	—	12,500(5)	158,750
	August 6, 2014	0	0	0	—	6,250	79,375
	September 18, 2013	25,000	0	9.44	September 17, 2020	0	0
	July 25, 2013	15,000	0	9.55	July 24, 2020	0	0
	January 28, 2013	20,000	0	5.79	January 27, 2020	0	0
	July 27, 2012	30,000	0	9.64	July 26, 2019	0	0
	August 4, 2011	25,000	0	11.67	August 3, 2018	0	0
Nina Bhanap	July 27, 2017	0	0	0	—	21,125(4)	268,288
	July 27, 2017	0	0	0	—	40,000	508,000
	July 27, 2017	0	40,000	4.01	July 26, 2024	0	0
	July 29, 2016	0	0	0	—	42,188	535,788
	July 29, 2016	10,937	39,063	3.63	July 28, 2023	0	0
	July 25, 2015	0	0	0	—	12,500(5)	158,750
	August 6, 2014	0	0	0	—	9,375	119,063
	July 25, 2013	33,500	0	9.55	July 24, 2020	0	0
Brett Moses	January 25, 2018	0	50,000	9.29	January 24, 2025	0	0
	January 25, 2018	0	0	0	—	50,000	635,000
	July 27, 2017	0	0	0	—	18,188(4)	230,988
	July 27, 2017	0	0	0	—	40,000	508,000
	July 27, 2017	0	40,000	4.01	July 26, 2024	0	0
Andreja Stevanovic	January 25, 2018	0	50,000	9.29	January 24, 2025	0	0
	January 25, 2018	0	0	0	—	50,000	635,000
	July 27, 2017	0	0	0	—	18,188(4)	230,988
	July 27, 2017	0	0	0	—	40,000	508,000
	July 27, 2017	0	40,000	4.01	July 26, 2024	0	0

(1)
Each stock option granted to our executive officers vests over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter.
(2)
Except as otherwise noted for one-year service-vesting RSUs and performance-vesting RSUs, the service-vesting RSUs vest over four years as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. See footnote 4 to this table below for the fiscal year 2017 one-year service-vesting RSUs vesting period. See footnote 5 to this table below for the performance-vesting RSUs vesting period.

(3)
The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable Named Executive Officer by the closing price of our common stock on June 29, 2018, the last trading day of fiscal year 2018, which was $12.70.

(4)
This service-vesting RSU grant vests over one year as follows: 100% of the RSU awards vest on August 10, 2018.

(5)
This performance-vesting RSU grant is subject to the achievement of a target stock price of  $8.25 on a 30-trading day moving average basis (the “market condition”). If the market condition is achieved at any time before August 10, 2019, the number of performance-vesting RSUs that have time-vested through that date will be released and the remainder will vest quarterly through August 10, 2019. For example, if the market condition is achieved within one and a half years after grant, the number of shares released will equal 25% that was due on the one-year anniversary plus two quarters of the remaining 75% of performance-vesting RSUs, with the remainder continuing to vest quarterly. As of November 24, 2017, the market condition for these outstanding performance-vesting RSUs was satisfied.

(6)
In fiscal year 2015, the Compensation Committee awarded Mr. Valenti a target of 150,000 performance shares. In accordance with the terms of Mr. Valenti’s performance shares, for the performance period ended June 30, 2015, the Compensation Committee determined that Mr. Valenti had earned 55,500 of the total target 150,000 performance shares awarded. One-fourth of such earned performance shares were vested and released following the determination date, and the remainder is vesting quarterly thereafter over three years.

Option Exercises and Stock Vested in Fiscal Year 2018
The following table presents information on the option exercises by, or vesting of stock awards held by, the Named Executive Officers during fiscal year 2018.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Valenti	77,695	657,519	200,063	1,804,341
Gregory Wong	0	0	98,282	884,471
Nina Bhanap	131,500	334,492	100,156	922,027
Brett Moses	32,812	315,613	65,312	589,468
Andreja Stevanovic	49,375	410,473	71,172	643,519
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control
Double Trigger Severance Benefits
In fiscal year 2017, the Compensation Committee and the Board approved change in control severance agreements for each of our Named Executive Officers to provide “double-trigger” change in control severance benefits, and the Company entered into such agreements (each, a “CIC Agreement”) with each of our Named Executive Officers. Each CIC Agreement provides that if, during the period beginning on the date that is three months before a change in control and ending on the date that is twelve months following a change in control, (a) the Named Executive Officer terminates his or her employment for Good Reason (as such term is defined in the CIC Agreement), including such actions as a material diminution in title or duties, reduction in pay, or relocation or (b) the Named Executive Officer’s employment is terminated by the Company or an affiliate without Cause (as such term is defined in the CIC Agreement) such as for reasons other than a material breach of obligations to the Company, commission of fraud, or felony conviction (a termination under clause (a) or (b), a “Qualifying Termination”), the Named Executive Officer will be eligible to receive the following severance benefits from the Company:
•
a lump sum payment equal to the sum of  (A) 100% of the Named Executive Officer’s annual base salary and (B) 100% of the Named Executive Officer’s annual cash target bonus (in each case, as in effect (1) immediately prior to the Named Executive Officer’s termination, (2) on the date of the change in control, or (3) prior to an event resulting in Good Reason, whichever is greatest);

•
a lump sum cash payment equal to 12 times 135% of the amount of monthly COBRA continuation premiums for the Named Executive Officer and his or her eligible dependents as of the termination; and

•
the Named Executive Officer’s then outstanding and unvested Equity Awards (as such term is defined in the CIC Agreement) will become fully vested and if applicable, will become exercisable.

With respect to any Equity Awards that are subject to performance conditions, if a change of control occurs before the end of a performance period and before the achievement of the performance conditions has been determined, such performance conditions shall be deemed achieved (at the maximum level if applicable) prior to the change of control but shall remain subject to the service-based vesting conditions originally set forth in such Equity Award and will be subject to accelerated vesting upon a Qualifying Termination as described above.
In order to receive severance benefits under the CIC Agreement, the Named Executive Officer must sign and not revoke a release of claims agreement in favor of the Company. In the event that the severance and other benefits payable to the Named Executive Officer constitutes “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Named Executive Officer’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever produces the better net after-tax position to the Named Executive Officer (taking into account the excise tax and any other applicable taxes). The term of each CIC Agreement ends on the third anniversary of its effective date and is automatically extended for an additional three-year period unless otherwise provided by the Board or Compensation Committee. If a change in control occurs during the term of the CIC Agreement, the term will expire no earlier than 12 months beyond the date of such change in control. The following table sets forth quantitative estimates of payments that would have been received by the Named Executive Officers if there had been a change in control and either the Named Executive Officer had terminated his or her employment for Good Reason or the Named Executive Officer had been terminated by the Company without Cause effective June 30, 2018.
Named Executive Officer	Base Salary ($)	Target Bonus ($)	Health and Welfare Benefits ($)	Value of Stock Award Acceleration Benefit ($)(1)	Value of Option Award Acceleration Benefit ($)(2)	Total ($)
Douglas Valenti	540,750	459,000	35,431	3,890,175	2,451,276	7,376,632
Gregory Wong	353,000	196,000	46,429	1,690,688	1,639,100	3,925,217

Named Executive Officer	Base Salary ($)	Target Bonus ($)	Health and Welfare Benefits ($)	Value of Stock Award Acceleration Benefit ($)(1)	Value of Option Award Acceleration Benefit ($)(2)	Total ($)
Nina Bhanap	393,000	235,800	28,214	1,589,889	906,625	3,153,528
Brett Moses	273,000	130,000	46,429	2,110,208	981,865	3,541,502
Andreja Stevanovic	309,000	135,000	43,844	2,132,027	910,194	3,530,065

(1)
The aggregate dollar value reported in connection with the acceleration of the outstanding service-vesting and performance-vesting RSUs represents the aggregate fair market value of our common stock underlying the accelerated service-vesting and performance-vesting RSUs as of June 30, 2018, multiplied by the number of the accelerated service-vesting and performance-vesting RSUs.

(2)
The aggregate dollar value reported in connection with the acceleration of the outstanding option award represents the difference between the exercise price and the aggregate fair market value of our common stock underlying the accelerated option award as of June 30, 2018, multiplied by the number of the accelerated option award.

Equity Compensation Plan Information
The following table provides information as of June 30, 2018 with respect to shares of our common stock issuable under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	6,679,758	5.65	15,919,445(2)
Equity compensation plans not approved by security holders	0	0	0
Total	6,679,758	5.65	15,919,445

(1)
The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.

(2)
The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of  (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of  (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

Stockholder Dilution
In connection with the Company’s stockholder outreach efforts in fiscal year 2018 a number of stockholders requested information about dilution resulting from equity awards to employees and directors. The Company’s average annual dilution from the beginning of fiscal year 2012 to the end of fiscal year 2018 is 1.3%. This actual dilution is significantly less than third party reported figures of one- and three-year gross burn rate because such figures do not reflect forfeitures. Forfeitures arise as the result of (i) out-of-the-money options expiring without having been exercised, (ii) performance-vesting RSUs expiring without their performance trigger having been met, (iii) employees or directors leaving the Company and (iv) the Company’s retention of a portion of each employee’s RSU awards upon vesting to fund required tax withholding.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following information for our 2018 fiscal year:
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the median of the annual total compensation of all employees of the Company (excluding our Chief Executive Officer), was $61,771; and

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the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $1,601,303.

The ratio of these two amounts is 26 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
We identified the median employee by considering our employee population as of April 1, 2018, which is within the last three months of our fiscal year 2018. This date was chosen to allow for sufficient time to identify the median employee. We identified our median employee from our global pool of approximately 525 full-time, part-time, temporary and seasonal employees, which included 326 employees in the United States and 200 employees outside the United States. From this pool, we excluded (a) our 22 employees in Brazil (given the relatively small number of employees in that jurisdiction and the estimated cost of obtaining their compensation information) and (b) our Chief Executive Officer, reducing the size of the pool to approximately 503 employees, 325 of whom were in the United States and 178 of whom were outside the United States (the “Employee Pool”). Finally we did not include any independent contractors or leased workers in the Employee Pool.
In identifying the median employee, we compared the amount of base salary and the actual bonus earned in fiscal year 2018 as reflected in our payroll records. This measure was applied consistently to each employee in our Employee Pool. For employees paid in currencies other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates in effect on April 1, 2018. We annualized the base salaries of employees who were hired during fiscal year 2018. In addition, we did not make any cost of living adjustments in identifying the median employee.
Once the median employee was identified, the median employee’s annual total compensation for our fiscal year 2018, as calculated using the same methodology we used for Named Executive Officers in our Summary Compensation Table, was compared to our Chief Executive Officer’s annual total compensation as it appears in our Summary Compensation Table. In calculating the pay ratio between a median employee’s and a chief executive officer’s total compensation, the Pay Ratio Rule allow companies to use various estimates, assumptions, adjustments and statistical sampling. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we have reported above.

(1)
Besides the Company’s Pay Ratio for fiscal year 2018, this chart includes the Pay Ratios disclosed in the most recent proxy statements filed by each of the following Peer Group companies: Blucora, Carbonite, DHI Group, eHealth, Internap, KEYW Holding, LivePerson, Perficient, PFSweb, and ServiceSource. The revenue figures are based the most recent annual report filed by each company.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2018, which proposal is designated as Proposal No. 2.
PwC served as QuinStreet’s independent registered public accounting firm for fiscal years 2018 and 2017. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2018 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2019. See “Audit Committee Report” below.
The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2018 and 2017.
	Fiscal Year 2018 ($)	Fiscal Year 2017 ($)
Audit Fees	1,476,673	1,480,170
Audit-Related Fees	0	0
Tax Fees	173,000	183,920
All Other Fees	2,739	1,800
Total	1,652,412	1,665,890

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.
Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.
Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns, and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.
All Other Fees consist of subscription service fees for use of accounting research software.
Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.
Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by PwC. We review whether the provision of such services by PwC would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.
The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.
The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.
All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

AUDIT COMMITTEE REPORT
The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
The Audit Committee of the Board of Directors has furnished the following report.
The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:
•
QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;

•
reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and

•
QuinStreet’s legal, regulatory, and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management, and any internal auditors.
The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization, or environment.
The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.
As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreet’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.
The Audit Committee’s meetings include executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.
The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.
As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.
During fiscal year 2018, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. The Audit Committee reviewed and discussed with management and with its independent registered public accounting firm the audited consolidated financial statements in QuinStreet’s Form 10-K for fiscal year 2018. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with the NASDAQ Stock Market corporate governance rules.
The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from QuinStreet.
The Audit Committee discussed with PwC matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees” issued by the PCAOB.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for fiscal year 2018 for filing with the SEC.
Members of the Audit Committee
of the Board of Directors of QuinStreet, Inc.

Stuart M. Huizinga (Chair)
Matthew Glickman
Robin Josephs

PROPOSAL 3:

APPROVAL OF FISCAL YEAR 2018 COMPENSATION AWARDED TO
NAMED EXECUTIVE OFFICERS
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2018 compensation awarded to our Named Executive Officers, which proposal is designated as Proposal No. 3.
We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers for fiscal year 2018. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on QuinStreet, our Compensation Committee, or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2019 and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
As discussed under “Stockholder Advisory Vote on Named Executive Officer Compensation,” in advance of the 2017 annual meeting of stockholders, the Company received say-on-pay recommendations of  “for” from Glass, Lewis and “against” from ISS. At the 2017 annual meeting of stockholders, more than 64% of the votes cast on the advisory vote on the Named Executive Officer compensation proposal were voted in favor of our Named Executive Officers’ compensation as disclosed in the 2017 proxy statement. While we believe this result confirms our stockholders’ ongoing support of the Company’s approach to executive compensation, the Compensation Committee reviewed and determined to engage in discussions with the Company’s stockholders to provide additional information and pursue additional support for our executive compensation practices as discussed under the “Stockholder Engagement Program.” With each stockholder with whom we met, we discussed our corporate governance policies and executive compensation program design, and received positive feedback. The Company addressed the feedback stockholders provided as set forth in “Fiscal Year 2019 Performance-Vesting RSU Awards,” “Performance-Based Cash Bonuses,” and “Stock Ownership Guidelines.”
We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation awarded to our Named Executive Officers for fiscal year 2018, as disclosed under SEC rules, including the “Compensation Discussion and Analysis,” the compensation tables, and related narrative disclosures in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials (the “Notice”), and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our Notice, and if applicable, our proxy materials. A single Notice, and if applicable, a single copy of our proxy materials, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice (or proxy materials), you may (1) notify your broker, (2) direct your written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice (and if applicable, the proxy materials) to a stockholder at a shared address to which a single copy of the documents was delivered.
ANNUAL REPORT
Our annual report for fiscal year 2018 (including our Form 10-K filed with the SEC, the consolidated financial statements audited by PwC, our independent registered public accounting firm, and their report thereon dated September 11, 2018) will be mailed to all stockholders who have requested a printed copy of our proxy materials, and will also be sent to any stockholder without charge upon written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404. Our annual report on Form 10-K, along with this proxy statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/annual-meeting. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If no other matter is properly brought before the meeting for action by stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS
Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2019 annual meeting of stockholders may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 14, 2019.
Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2019, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary between June 26, 2019 and July 26, 2019. However, if our 2019 annual meeting of stockholders is advanced or delayed by more than 30 days from October 24, 2019 (the anniversary date of the prior year’s annual meeting of stockholders), a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to our 2019 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2019 annual meeting of stockholders.
By order of the Board of Directors,

/s/ Douglas Valenti

Douglas Valenti
Chief Executive Officer
September 14, 2018
Foster City, California

Using a black ink pen, mark your votes with an X as shown inthis example. Please do not write outside the designated areas. X02WIDA1 U PX +Annual Meeting Proxy Card.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowNOTE: Please sign your name exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian,please provide your full title. Corporations should provide full name of corporation and title of authorized officer signing the proxy.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.+B Non-Voting ItemsA Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.For Against Abstain2. Ratification of the appointment of PricewaterhouseCoopersLLP as QuinStreet, Inc.’s independent registered publicaccounting firm for the fiscal year ending June 30, 2019.For Against Abstain3. Approval, by advisory vote, of the compensation awarded toQuinStreet, Inc.’s named executive officers as disclosed inthe proxy statement.Change of Address — Please print new address below. Comments — Please print your comments below.01 - Douglas Valenti1. ELECTION OF DIRECTOR.Nominee: For WithholdIMPORTANT ANNUAL MEETING INFORMATIONNOTE: The named proxies are further authorized to vote, in theirdiscretion, upon such other business as may properly come before the2018 annual meeting of stockholders and any adjournments thereof.qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qElectronic Voting InstructionsAvailable 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the votingmethods outlined below to vote your proxy.VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by11:59 PM E.T., on October 23, 2018.Vote by Internet• Go to www.investorvote.com/QNST• Or scan the QR code with your smartphone• Follow the steps outlined on the secure websiteVote by telephone• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone. There is NO CHARGE to you forthe call.• Follow the instructions provided by the recorded message

.2018 Annual Meeting of Stockholders — October 24, 2018THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF QUINSTREET, INC.You hereby appoint Douglas Valenti and Gregory Wong, each with power to act without the other and with power of substitution, as proxies and attorneys-infactand hereby authorize them to represent and vote, as provided on the other side, all your shares of QuinStreet, Inc. Common Stock which you are entitledto vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders of QuinStreet, Inc.to be held October 24, 2018 or at any adjournment or postponement thereof, with all powers which you would possess if present at the meeting.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THEELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 AND 3.(Continued and to be marked, dated and signed, on the other side)Proxy — QuinStreet, Inc.Directions to QuinStreet, Inc.’s Annual Meeting of StockholdersMetro Tower950 Tower Lane, Suite 950, Foster City, California 94404FROM SAN JOSE:Take 101 northbound.Take the Hillsdale Blvd exit.Make a right onto Hillsdale Blvd.Make a left onto Edgewater Blvd.Make a right onto Metro Center Blvd.Make a right onto Vintage Park Dr.Make a right onto Tower Ln.Make a left onto W Parkway Ln.Enter Metro Tower parking lot.FROM SAN FRANCISCO:Take 101 southbound.Take the Fashion Island Blvd exit toward Hayward.Make a left onto Fashion Island Blvd.Make a right onto Mariners Island Blvd.Continue onto Edgewater Blvd.Make a left onto Metro Center Blvd.Make a right onto Vintage Park Dr.Make a right onto Tower Ln.Make a left onto W Parkway Ln.Enter Metro Tower parking lot.qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q